PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To the prospectus dated January 16, 2009)	Registration No. 333-153891

480,000 Shares

Common Stock

Northern Technologies International Corporation is offering 480,000 shares of common stock to seven investors pursuant to this prospectus supplement and the accompanying prospectus.  Each share of common stock will be sold at a negotiated price of $7.40.

Our common stock is listed on the NASDAQ Global Market under the symbol “NTIC.”  On September 17, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $8.61 per share.  As of August 19, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $26,547,580 based on 3,756,597 shares of outstanding common stock, of which 2,654,758 shares were held by non-affiliates, and a price of $10.00 per share, which was the last reported sale price of our common stock as quoted on the NASDAQ Global Market on August 19, 2009. We have offered securities with an aggregate market value of $3,552,000, consisting of 480,000 shares of our common stock we are offering hereby, pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes, the date of this prospectus supplement.

An investment in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus.

Next Generation Equity Research, LLC acted as the placement agent on this transaction.  The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement.  We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Share	Total
Public offering price	$7.40	$3,552,000
Placement agent fees	$0.481	$230,880
Proceeds, before expenses, to Northern Technologies International Corporation	$6.919	$3,321,120

Delivery of the shares of common stock is expected to be made on or about September 23, 2009, against payment for such shares of common stock to be received by us on the same date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Next Generation Equity Research, LLC

The date of this prospectus supplement is September 18, 2009

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus or that any document that we incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing this information to you about this offering in two parts. The first part is this prospectus supplement, which provides the specific details regarding the offering. The second part is the base prospectus dated January 16, 2009, included in the registration statement on Form S-3 (No. 333-153891) which we are supplementing with the information contained in this supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering.

You should also read and consider the information in the documents that we have referred you to in “Where You Can Find More Information” on page S-24 of this prospectus supplement and the information described under “Incorporation of Certain Documents by Reference” on page 14 of the accompanying prospectus before investing in our common stock. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission, or SEC, will automatically update and supersede this information.

If information in this prospectus supplement is inconsistent with the base prospectus, you should rely on this prospectus supplement. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

In this prospectus supplement, unless the context otherwise requires, “NTIC,” “we,” “us,” “our” or “the company” refer to Northern Technologies International Corporation, our wholly owned subsidiaries — React-NTI, LLC, NTI Facilities, Inc. and Northern Technologies Holding Company, LLC, all of which are consolidated in our financial statements.

This prospectus supplement and the documents we incorporate by reference into this prospectus supplement contain trademarks, trade names and service marks of ours, including our corporate logo, Zerust®, EXCOR®, Natur-Tec® and Polymer Energy™.  This prospectus supplement and the documents we incorporate by reference into this prospectus supplement also may contain trademarks, trade names and service marks of others.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-5, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Northern Technologies International Corporation

Our Business

We develop and market proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries.  Our primary business is corrosion prevention.  However, we have three emerging businesses that have generated revenue or are expected to generate revenues in the future: (1) corrosion prevention technology used in the oil and gas industry, which we sell both directly and through joint ventures; (2) a product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies marketed under the Natur-Tec® brand; and (3) technology and equipment that convert plastic waste into diesel, gasoline and heavy fractions, which is exclusively licensed and sold through our joint venture Polymer Energy, LLC in North America and Asia.

We participate, either directly or indirectly through holding companies, in 29 corporate joint venture arrangements in North America, South America, Europe, Asia and the Middle East.  Each of these joint ventures generally manufactures and markets finished products in the geographic territory to which it is assigned.  While most of our joint ventures currently sell rust and corrosion inhibiting products and custom packaging systems, we also have joint ventures that manufacture, market and sell our Natur-Tec® products, the Polymer Energy technology and equipment that converts plastic waste into diesel, gasoline and heavy fractions, and our corrosion prevention technology used in the oil and gas industry.  The profits of our corporate joint ventures are shared by the respective corporate joint venture owners in accordance with their respective ownership percentages.  We typically own 50 percent of our joint venture entities.

Corrosion Prevention.  We have been selling our proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets for over 30 years.  We also offer worldwide on-site technical consulting for rust and corrosion prevention issues.  In North America, we market our technical services and ZERUST® products principally to industrial users by a direct sales force and a network of independent distributors.  Our technical service consultants work directly with the end users of our products to analyze their specific needs and develop systems to meet their technical requirements.

Corrosion Prevention for the Oil and Gas Industry.  In January 2009, we announced the signing of a multi-year contract between our Brazilian joint venture (Zerust Prevencao de Corrosao S.A.) and Petroleo Brasileiro S.A. (Petrobras) to install and service proprietary corrosion protection technologies on the roofs of an initial set of above ground oil storage tanks at the Petrobras REDUC refinery in Rio de Janeiro, Brazil.  At the end of March 2009, we announced that we had signed multiple research and development contracts with Petrobras’s research and development group at the Leopoldo Américo Miguez de Mello Research & Development Center (CENPES) pursuant to which the parties will undertake a 20-month Petrobras funded effort to explore, understand and resolve bottom plate corrosion issues in aboveground storage tanks. A second 12-month Petrobras sponsored project also has started aimed at field trials of certain pipeline protection technologies. These initiatives are designed to help mitigate corrosion for critical oil and gas industry infrastructure. The projects are directly between our company and Petrobras and will be supported primarily by our research and development facilities in Beachwood, Ohio. Any new intellectual property generated will be jointly owned by us and Petrobras with us having access to commercialization rights.  In addition, we are pursuing opportunities to market our technology to other potential customers in the oil and gas industry across several countries through our joint venture partners and other strategic partners.  We believe the sale of our new ZERUST® products to customers in the oil and gas industry will involve a long sales cycle, likely including a one- to two-year trial period with each customer and a slow integration process thereafter.

Bio-Plastics.  In fiscal 2008, we began to sell a portfolio of bio-based and/or biodegradable (compostable) polymer resin compounds and finished products under the Natur-Tec® brand.  These products are intended to reduce our customers’ carbon footprint and provide environmentally sound disposal options.  In recent years, a combination of market drivers, such as higher petroleum prices, a desire to reduce dependence on foreign oil, increased environmental awareness at the consumer level and regulations banning the use of traditional, petroleum-based plastics, have led to interest in sustainable, renewable resource-based and compostable alternatives to traditional plastics.  Natur-Tec® bio-based and/or biodegradable plastics are manufactured using our patented and/or proprietary technologies and are intended to replace conventional petroleum-based plastics.  The Natur-Tec® bioplastics portfolio includes flexible film, foam, rigid injection molded materials and engineered plastics.  Natur-Tec® biodegradable and compostable finished products include shopping and grocery bags, lawn and leaf bags, can liners, pet waste collection bags, cutlery, packaging foam and coated paper products and are engineered to be fully biodegradable in a composting environment.  Unlike competing plastic products claiming to be “degradable” or “oxo-degradable” that only break down into smaller plastic fragments, Natur-Tec® products are designed to completely biodegrade within 180 days in accordance with the ASTM D6400 standard for compostable plastics and are certified 100 percent biodegradable and compostable by the Biodegradable Products Institute.  We recently announced that we have expanded our distribution network for our Natur-Tec® products by entering into agreements with 14 new distributors and independent manufacturer’s representatives and that we have secured modest initial orders from several new customers.  These developments are particularly encouraging following several initial setbacks that we believe were influenced primarily by the effects of the economic recession.

Conversion of Plastic Waste into Fuel.   Our Polymer Energy LLC joint venture markets and sells a system that uses catalytic pyrolysis to efficiently convert plastic waste (primarily polyolefins) into hydrocarbons (primarily a mix of diesel, gasoline and heavy fractions,). Each unit can process up to ten tons of plastic waste per day, and the modular design allows for easily scalable capacity. The Polymer Energy™ process can handle plastic that is contaminated with other types of waste such as metals, glass, dirt and water and the system can tolerate up to 25 percent of other waste in the input waste stream. The output crude oil mix is high-grade and can be further processed in a refinery or used as an input for co-generation of electricity.  We recently announced that our Polymer Energy LLC joint venture shipped the third commercial Polymer Energy™ machine from its plant in Chennai, India to Thailand during the fourth quarter of fiscal 2009.

Financial Information

We recently announced preliminary fourth quarter and full year fiscal 2009 financial results.  We expect our operating results for our fourth quarter of fiscal 2009 to continue to be adversely affected by the continued worldwide economic recession, and in particular, the significant downturn in the global automobile industry, which historically has been one of the primary markets for our ZERUST® rust and corrosion inhibiting products.  Although we expect our operating results for our fourth quarter of fiscal 2009 to be similar to our operating results for the third quarter of fiscal 2009, we expect our operating results for both the fourth quarter of fiscal 2009 and the fiscal year ended August 31, 2009 to be significantly worse in comparison to our operating results for our fourth quarter of fiscal 2008 and the fiscal year ended August 31, 2008, respectively.

Company Information

We are a Delaware corporation that was originally organized as a Minnesota corporation in 1970.  Our principal executive office is located at 4201 Woodland Road, Circle Pines, Minnesota 55014 and our telephone number is (763) 225-6600.  Our website is located at www.ntic.com.  The information on our website or any other website is not incorporated by reference into this prospectus supplement.  Our website address is included as an inactive textual reference only.

The Offering

Common stock offered by us	480,000 shares

Common stock to be outstanding after this offering	4,239,180 shares

Use of proceeds

We intend to use the net proceeds from the sale of the shares offered under this prospectus supplement for general corporate purposes, including research and development to further our emerging businesses, and for working capital. Please see the section entitled “Use of Proceeds” on page S-17 of this prospectus supplement.

NASDAQ Global Market symbol	NTIC

Risk factors	An investment in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement.

The number of shares of our common stock to be outstanding immediately after this offering is based on 3,759,180 shares of our common stock outstanding as of September 15, 2009.  Unless we specifically state otherwise, the share information in this prospectus supplement does not include:

•                  171,472 shares of our common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $8.85 per share;

•                  244,420 shares of our common stock available for future issuance under the Northern Technologies International Corporation 2007 Stock Incentive Plan; and

•                  82,947 shares of our common stock available for future issuance under the Northern Technologies International Corporation Employee Stock Purchase Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our business, financial condition, operating results and prospects can be impacted by a number of factors, any one of which could cause our actual results to differ materially from recent results or from our anticipated future results. As a result, the trading price of our common stock offered hereby could decline, and you could lose part or all of your investment. You should carefully consider the risks described below with all of the other information included in this prospectus supplement, our annual report on Form 10-K for the fiscal year ended August 31, 2008, our subsequent quarterly reports on Form 10-Q and our other filings with the SEC. Failure to satisfactorily achieve any of our objectives or avoid any of the risks below would likely have a material adverse effect on our business, financial condition, operating results and prospectus and could cause the trading price of our common stock to decrease.

Risks Related to this Offering and Our Common Stock

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Therefore, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and prospects.

A large percentage of our outstanding common stock is held by insiders, and, as a result, the trading market for our common stock is not as liquid as the stock of other public companies.

As of September 15, 2009, we had 3,759,180 shares of our common stock outstanding and approximately 27.8 percent of these outstanding shares were beneficially owned by directors, executive officers, principal stockholders and their respective affiliates. The stock of companies with a substantial amount of stock held by insiders is usually not as liquid as the stock of other public companies where insider ownership is not as concentrated.  Thus, the trading market for any shares of our common stock that you may purchase in this offering may not be as liquid as the stock of other public companies.

The price and trading volume of our common stock has been, and may continue to be, volatile.

The market price and trading volume of our common stock price has fluctuated over a wide range during the past year or so. Since September 1, 2008, the sale price of our common stock ranged from a low of $4.21 to a high of $14.73, and the daily trading volume ranged from zero shares to approximately 32,000 shares. It is likely that the price and trading volume of our common stock will continue to fluctuate in the future. The securities of small capitalization companies, including our company, from time to time experience significant price and volume fluctuations, often unrelated to the operating performance of these companies. Securities class action litigation is sometimes brought against a company following periods of volatility in the market price of its securities or for other reasons. We may become the target of similar litigation. Securities litigation, whether with or without merit, could result in substantial costs and divert management’s attention and resources, which could harm our business, financial condition and operating results, as well as the market price of our common stock.

The trading volume of our common stock is typically very low, leaving our common stock open to risk of high volatility.

The number of shares of our common stock being traded on a daily basis is often very low and on some trading days, there is no trading volume at all. Any stockholder wishing to sell his, her or its stock may cause a significant fluctuation in the trading price of our common stock. In addition, low trading volume of a stock increases the possibility that, despite rules against such activity, the price of the stock may be manipulated by persons acting in their own self-interest. We may not have adequate market makers and market making activity to prevent manipulation in our common stock.

We do not intend to pay dividends for the foreseeable future.

Although in the past we have paid dividends on our common stock, we have not done so since fiscal 2005.  The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including our earnings (if any), financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors.  The board of directors currently does not anticipate paying a dividend on our common stock in the near future, but rather intends to retain all of our earnings (if any) for the foreseeable future to finance the operation and expansion of our business. As a result, our stockholders will only receive a return on their investment in our common stock if the market price of our common stock increases.

One of our principal stockholders owns a significant percentage of our outstanding common stock and is affiliated with our President and Chief Executive Officer and thus may be able influence matters requiring stockholder approval, including the election of directors, and could discourage or otherwise impede a transaction in which a third party wishes to purchase our outstanding shares at a premium.

As of September 15, 2009, Inter Alia Holding Company, or Inter Alia, beneficially owned approximately 22.7 percent of our outstanding common stock.  Inter Alia is an entity owned by G. Patrick Lynch, our President and Chief Executive Officer and a director, as well as three other members of the Lynch family.  Mr. Lynch shares voting and dispositive power of shares of our common stock held by Inter Alia with the other owners.  As a result of his share ownership through Inter Alia and his position as President and Chief Executive Officer and a director of our company, Mr. Lynch may be able to influence the affairs and actions of our company, including matters requiring stockholder approval, such as the election of directors and approval of significant corporate transactions.  The interests of Mr. Lynch and Inter Alia may differ from the interests of our other stockholders.  This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock.  Transactions that could be affected by this concentration of ownership include proxy contests, tender offers, mergers or other purchases of common stock that could give stockholders the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

Future sales of our common stock by Inter Alia or its pledgees if Inter Alia is subject to foreclosure proceedings or margin calls could adversely affect the price of our common stock.

As of September 15, 2009, Inter Alia beneficially owned approximately 22.7 percent of our outstanding common stock.  After the death of Philip M. Lynch, our former Chairman of the Board and Chief Executive Officer and a former principal shareholder of Inter Alia, we learned that Mr. Philip M. Lynch shortly prior to his death had pledged all of Inter Alia’s shares of our common stock to various banks.  It is our understanding that as of September 15, 2009, 378,167 shares of our common stock held by Inter Alia, or approximately 10.1 percent of our outstanding common stock, remained subject to pledge agreements.  Depending upon the status of the various loan obligations of which the shares serve as collateral and the trading price of our common stock, Inter Alia may experience a foreclosure or margin call that could result in the sale of Inter Alia’s pledged shares of our common stock by Inter Alia’s pledgees.  Such sales could have a materially adverse effect on the trading price of our common stock.  Of the 378,167 shares that have been pledged by Inter Alia, it is our understanding that one of the pledgees has made various attempts to foreclose on the collateral of the pledged shares, and that Inter Alia is currently involved in litigation with this pledgee and various other parties regarding the pledged shares and the possible foreclosure and sale of the pledged shares by the pledgee.

In addition, it is our understanding that as a result of the death of Mr. Philip M. Lynch, Inter Alia may decide to diversify its stock holdings by selling a portion of its NTIC stock holdings in the public market, in private negotiated transactions and otherwise.  Other than the 90-day lock-up agreement to which Inter Alia is subject which is described elsewhere in this prospectus supplement, there are no contractual restrictions on the ability of Inter Alia to sell shares of our common stock, although sales in the public market will be subject to the volume limitations and other requirements of SEC Rule 144.  Pursuant to the volume limitations of Rule 144, an affiliate of our company may sell shares under Rule 144 only if the shares to be sold, together with the shares sold under Rule 144 during the past three months, do not exceed the greater of one percent of our outstanding shares or the average weekly trading volume of our shares during the preceding four calendar weeks.  Future sales of a significant portion of our common stock during a short time period in the public market by Inter Alia could adversely affect the market price of our common stock.  Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price our board of directors deems appropriate.

Future equity issuances by us may have dilutive and other effects on our existing stockholders.

As of September 15, 2009, there were 3,759,180 shares of our common stock outstanding, and in addition, security holders held options, which, if vested and exercised, would obligate us to issue up to 171,472 additional shares of common stock.  It is expected that such shares, when we issue them upon exercise, will be available for immediate resale in the public market.  The market price of our common stock could fall as a result of sales of these shares of common stock due to the increased number of shares available for sale in the market.  In addition, we have a shelf registration statement, which subject to certain limitations, permits us to sell up to approximately $50 million of our securities, some or all of which may be shares of our common stock or securities convertible into or exercisable for shares of our common stock, and all of which would be available for resale in the public market. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and may have a dilutive impact on our existing stockholders. These issuances or other dilutive issuances also would cause our net income per share, if any, to decrease in future periods. As a result, the market price of our common stock could decrease.

Investors in this offering may pay a higher price than the book value of our common stock.

If you purchase shares of our common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value per share, after giving effect to the sale by us of the 480,000 shares of common stock offered in this offering at the price to the public of $7.40 per share.

Risks Related to Our Business and Financial Condition

Current worldwide economic conditions have adversely affected and may continue to adversely affect our business, operating results and financial condition.

General worldwide economic conditions have experienced a significant downturn due to the effects of the subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns.  Our business has not been immune.  The current worldwide economic crisis has adversely affected and may continue to adversely affect demand for our products, including in particular our ZERUST® products from our automotive customers.  The worldwide economic crisis also has had and may continue to have other adverse implications on our business.  For example, the ability of our customers to borrow money from their existing lenders or to obtain credit from other sources to purchase our products has been and may continue to be impaired.  For example, we believe that the U.S. economic recession has adversely affected the ability of our principal Natur-Tec® distributor to purchase and distribute Natur-Tec® products, which has adversely affected our sales of Natur-Tec® products.  In addition, although we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments and such losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same loss rates that we have in the past, especially given the current turmoil in the worldwide economy.  A significant change in the liquidity or financial condition of our customers could cause unfavorable trends in our receivable collections and additional allowances may be required, which could adversely affect our operating results.  In addition, the worldwide economic crisis may adversely impact the ability of suppliers to provide us with materials and components, which could adversely affect our business and operating results.  Like many other stocks, our stock price has decreased recently and if investors have concerns that our business, operating results, financial condition and prospects will be negatively impacted by a worldwide economic downturn, our stock price could further decrease.

The worldwide automotive industry has experienced a significant downturn in sales recently resulting in decreased demand for our ZERUST® products, which has adversely affected and may continue to adversely affect our net sales from our North American operations and our other operating results.

During the nine months ended May 31, 2009, more than 90 percent of our consolidated net sales from our North American operations were derived from the sales of our ZERUST® rust and corrosion inhibiting packaging products and services.  A significant portion of these products and services were sold to customers in the automotive industry and to a lesser extent to customers in the electronics, electrical, mechanical, military and retail consumer markets.  The worldwide automotive industry has experienced a significant downturn in sales recently primarily as a result of the current worldwide economic recession, and is not expected to improve in the foreseeable future, which may result in a continued adverse effect on our net sales from our North American operations and our other operating results.  While we intend to increase marketing efforts of our ZERUST® products and services to customers in other target industries, no assurance can be provided that we will be successful in doing so or will recognize increased sales from such new target markets.

Our liquidity and financial position rely on the receipt of fees for technical and other support services and dividend distributions from our corporate joint ventures.  No assurance can be provided that we will continue to receive such fees and dividend distributions in amounts we historically have received or anticipate to receive.

We conduct business, either directly or indirectly through holding companies, in 29 corporate joint venture arrangements in North America, South America, Europe, Asia and the Middle East.  Each of these joint ventures manufactures, markets and sells finished products in the geographic territory that it is assigned.  Prior to fiscal 2009, our international business had expanded significantly during the past several fiscal years.  Total net sales of all of our joint ventures increased 25.7 percent to $101.3 million during fiscal 2008 as compared to fiscal 2007.  However, total net sales of all of our joint ventures decreased 41.6 percent during the nine months ended May 31, 2009 compared to the nine months ended May 31, 2008 primarily as a result of decreased demand for ZERUST® products due to the global economic slowdown and, to a lesser extent, fluctuations in the foreign currency exchange rate of the U.S. dollar compared to other currencies in which our joint ventures conduct business.  Our receipt of funds as a result of sales by our joint ventures is dependent upon our receipt of fees for technical and other support services that we provide to our joint ventures based on the revenues of the joint ventures and our receipt of dividend distributions from the joint ventures.  As a result of the increase in total net sales of our joint ventures in fiscal 2008 as compared to fiscal 2007, our fee income for technical and support services increased 19.7 percent to approximately $6.0 million in fiscal 2008 as compared to fiscal 2007.  However, as a result of the decrease in total net sales of our joint ventures during the nine months ended May 31, 2009 as compared to the nine months ended May 31, 2008, our fee income for technical and support services decreased 39.2 percent to approximately $2.8 million during the nine months ended May 31, 2009 as compared to the nine months ended May 31, 2008.  No assurance can be provided that our international business as conducted through our corporate joint ventures will improve or be successful in the future.  Our liquidity and financial position rely on our receipt of fee income for technical and support services and dividend distributions from our corporate joint ventures.  During fiscal 2008, we received approximately $2.0 million in dividends received from our corporate joint ventures.  During the nine months ended May 31, 2009, we received approximately $2.3 million in dividends received from our corporate joint ventures. Because we typically own only 50 percent or less of our joint venture entities, we do not control the decisions of these entities regarding whether to pay dividends and how much in dividends should be paid in any given year.  Thus, we cannot guarantee that any of our joint ventures will pay dividends in any given year.  The failure of our joint ventures to declare dividends or our failure to receive fees for technical and other support services in amounts typically expected by us could adversely affect our liquidity and financial position.

We have invested and intend to invest additional research and development and marketing efforts and resources to expand our existing product lines, such as biodegradable and compostable plastics and plastic recycling technology, and the distribution of our existing products into new target markets, such as the oil and gas industry.  No assurance can be provided, however, that our investments in such new product lines and markets will be successful and result in additional revenue.

In an effort to increase net sales, we have expanded our corrosion prevention solution products into new markets, such as the oil and gas industry, and expanded our product lines to include other products, such as biodegradable and compostable plastics and plastic recycling technology.  We spent approximately $2.2 million in the nine months ended May 31, 2009 in connection with our research and development activities and we anticipate that we spent between $2.8 million and $3.0 million in total during fiscal 2009 on research and development activities related to our new technologies. We expect to continue to invest additional research and development and marketing efforts and resources into these new product lines and markets.  No assurance can be provided, however, that our efforts and investments into these new businesses will be successful or that we will be successful in obtaining additional revenue.

Our new businesses may require additional capital in the future, which may not be available or may be available only on unfavorable terms.  In addition, any equity financings may be dilutive to our stockholders.

The expansion of our corrosion prevention solution products into new markets, such as the oil and gas industry, and the expansion of our product lines to include other products, such as additional biodegradable and compostable plastics and plastic recycling technology will require significant resources during fiscal 2010 and beyond.  To the extent that our existing capital, including amounts available under our demand line of credit or other then existing financing arrangements, is insufficient to meet these requirements, we may raise additional capital through financings or additional borrowings. Any equity or debt financing, if available at all, may be on terms that are not favorable to us and any equity financings could result in dilution to our stockholders.

Our new businesses are risky and may not prove to be successful, which could harm our operating results, financial condition and prospects.

We are undertaking the expansion of our corrosion prevention solution products into new markets, such as the oil and gas industry, and the expansion of our product lines to include other products, such as additional biodegradable and compostable plastics and plastic recycling technology, either directly or through joint ventures.  Such new businesses are risky and subject to all of the risks inherent in the establishment of a new business enterprise, including:

•                  the absence of an operating history;

•                  the lack of commercialized products;

•                  the lack of market acceptance of new products;

•                  expected substantial and continual losses for such businesses for the foreseeable future;

•                  the lack of manufacturing experience and limited marketing experience;

•                  an expected reliance on third parties for the commercialization of some of the proposed products;

•                  a competitive environment characterized by numerous, well-established and well-capitalized competitors;

•                  insufficient capital and other resources; and

•                  reliance on key personnel.

Disruptions in the global financial markets could impact the ability of our counterparties and others to perform their obligations to us and our ability to obtain any additional future financing if needed or desired.

Disruptions in the global financial markets, including the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States and other governments and the related liquidity crisis, have considerably disrupted the credit and capital markets. Our credit risk consists of cash and cash equivalents, short-term investments, trade receivables, lending commitments and insurance relationships in the ordinary course of business. We place cash, cash equivalents and short-term investments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk. We do not hold investments in auction rate securities, mortgage backed securities, collateralized debt obligations, individual corporate bonds, special investment vehicles or any other investments which have been directly impacted by the worldwide financial crisis. Our insurance programs are with carriers that remain highly rated and we have no significant pending claims. However, the disruptions in the credit and capital markets could cause our counterparties and others to breach their obligations or commitments to us under our contracts with them. To date, our demand line of credit with National City Bank remains available to us.  However, in the event we needed or desired additional financing, we may be unable to obtain it by borrowing money in the credit markets and/or raising money in the capital markets.

A significant portion of our earnings is the result of our income from our international corporate joint ventures and holding companies. Our international business conducted through our corporate joint ventures and holding companies requires management attention and financial resources and exposes us to difficulties and risks presented by international economic, political, legal, accounting and business factors.

We sell products and technical services directly and via a network of independent distributors, manufacturers’ representatives and joint ventures in over 50 countries, including countries in North America, South America, Europe, Asia and the Middle East.  One of our strategic objectives is the continued expansion of our international operations.  The expansion of our existing international operations and entry into additional international markets require management attention and financial resources.

The sale and shipping of products and services across international borders subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, laws restricting business with suspected terrorists and anti-boycott laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

Many of the countries in which we sell our products directly or indirectly through our corporate joint ventures, are, to some degree, subject to political, economic and/or social instability.  Our international operations expose us and our joint venture partners, representatives, agents and distributors to risks inherent in operating in foreign jurisdictions.  These risks include:

•                  difficulties in managing and staffing international operations and the required infrastructure costs including legal, tax, accounting, information technology;

•                  the imposition of additional U.S. and foreign governmental controls or regulations, new trade restrictions and restrictions on the activities of foreign agents, representatives and distributors, the imposition of costly and lengthy export licensing requirements and changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•                  the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

•                  pricing pressure that we or our corporate joint ventures may experience internationally;

•                  laws and business practices favoring local companies;

•                  currency exchange rate fluctuations;

•                  longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•                  difficulties in enforcing or defending intellectual property rights; and

•                  multiple, changing and often inconsistent enforcement of laws and regulations.

Fluctuations in foreign currency exchange rates could result in declines in our earnings (if any) and changes in our foreign currency translation adjustments.

Because the functional currency of our foreign operations and investments in our foreign corporate joint ventures and holding companies is the applicable local currency, we are exposed to foreign currency exchange rate risk arising from transactions in the normal course of business.  Our principal exchange rate exposure is with the Euro, the Japanese yen, Korean won and the English pound against the U.S. dollar.  Our fees for technical support and other services and dividend distributions from these foreign entities are paid in foreign currencies and thus fluctuations in foreign currency exchange rates could result in declines in our earnings (if any).  Since our investments in our corporate joint ventures and holding companies are accounted for using the equity method, any changes in foreign currency exchange rates would be reflected as a foreign currency translation adjustment and would not change our equity in income of joint ventures and holding companies reflected in our consolidated statements of income.  We do not hedge against our foreign currency exchange rate risk.

Our compliance with U.S. generally accepted accounting principles and any changes in such principles might adversely affect our operating results and financial condition.  Any requirement to consolidate our corporate joint ventures or subject them to compliance with the internal control provisions of the Sarbanes-Oxley Act of 2002 could adversely affect our operating results and financial condition.

We adopted Financial Accounting Standards Board (FASB) Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities, a revision of FIN 46” effective as of May 31, 2005.  As a result of FIN 46R, we consolidated React-NTI LLC, one of our corporate joint ventures.  If the interpretation of FIN 46R were to change and we were required to fully consolidate our remaining corporate joint ventures or if our corporate joint ventures otherwise would be required to be in compliance with the internal control provisions of the Sarbanes-Oxley Act of 2002, we would incur significant additional costs.  We estimate that the costs for each of our corporate joint ventures to become Sarbanes-Oxley compliant would range between $150,000 to $500,000 and that annual maintenance expenses would range from $50,000 to $100,000 per year per corporate joint venture thereafter.  In addition, other accounting pronouncements issued in the future could have a material cost associated with our implementation of such new accounting pronouncements.

Our business, properties and products are subject to governmental regulation and taxes, compliance with which may require us to incur expenses or modify our products or operations, and which may expose us to penalties for non-compliance.  Governmental regulation also may adversely affect the demand for some of our products and our operating results.

Our business, properties and products are subject to a wide variety of international, federal, state and local laws, rules, taxes and regulations relating to the protection of the environment, natural resources, and worker health and safety and the use, management, storage, and disposal of hazardous substances, wastes and other regulated materials.  These laws, rules and regulations may affect the way in which we conduct our operations, and the failure to comply with these regulations could lead to fines and other penalties.  Because we own and operate real property, various environmental laws also may impose liability on us for the costs of cleaning up and responding to hazardous substances that may have been released on our property, including releases unknown to us.  These environmental laws and regulations also could require us to pay for environmental remediation and response costs at third-party locations where we disposed of or recycled hazardous substances.  Our future costs of complying with the various environmental requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and operating results.  We also are subject to other international, federal and state laws, rules and regulations, the future non-compliance with which may harm our business or may adversely affect the demand for some of our products.  Changes in laws and regulations, including changes in accounting standards and taxation changes, including tax rate changes, new tax laws, revised tax law interpretations, also may adversely affect our operating results.

Fluctuations in our effective tax rate could have a significant impact on our financial position, results of operations or cash flows.

The mix of pre-tax income or loss among the tax jurisdictions in which we operate that have varying tax rates could impact our effective tax rate. We are subject to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions. Judgment is required in determining the worldwide provision for income taxes, other tax liabilities, interest and penalties. Future events could change management’s assessment.  We operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions.  These audits can involve complex issues, which may require an extended period of time to resolve.  We also have made assumptions about the realization of deferred tax assets.  Changes in these assumptions could result in a valuation allowance for these assets.  Final determination of tax audits or tax disputes may be different from what is currently reflected by our income tax provisions and accruals.  In addition, President Obama’s administration has announced proposals for a new U.S. tax legislation that, if adopted, could adversely affect our tax rate.

We intend to grow our business through additional joint ventures, alliances and acquisitions, which could be risky and harm our business.

One of our growth strategies is to expand our business by entering into additional joint ventures and alliances and acquiring businesses, technologies and products that complement or augment our existing products.  The benefits of a joint venture, alliance or acquisition may take more time than expected to develop, and we cannot guarantee that any future joint ventures, alliances or acquisitions will in fact produce the intended benefits. In addition, joint ventures, alliances and acquisitions involve a number of risks, including:

•                  diversion of management’s attention;

•                  difficulties in assimilating the operations and products of a new joint venture or acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

•                  potential loss of key employees or customers of the new joint venture or acquired business or adverse effects on existing business relationships with suppliers and customers;

•                  adverse impact on overall profitability if the new joint venture or acquired business does not achieve the financial results projected in our valuation models;

•                  reallocation of amounts of capital from other operating initiatives and/or an increase in our leverage and debt service requirements to pay the joint venture capital contribution or the acquisition purchase price, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy;

•                  inaccurate assessment of undisclosed, contingent or other liabilities or problems and unanticipated costs associated with the new joint venture or acquisition; and

•                  incorrect estimates made in the accounting for acquisitions, occurrence of non-recurring charges and write-off of significant amounts of goodwill that could adversely affect our operating results.

Our ability to grow through joint ventures, alliances and acquisitions will depend, in part, on the availability of suitable opportunities at an acceptable cost, our ability to compete effectively for these opportunities and the availability of capital to complete such transactions.

We rely on our independent distributors, manufacturer’s sales representatives and corporate joint ventures to market and sell our products.

In addition to our direct sales force, we rely on our independent distributors, manufacturer’s sales representatives and corporate joint ventures to market and sell our products in the United States and internationally.  Our independent distributors, manufacturer’s sales representatives and joint venture partners might terminate their relationship with us, or devote insufficient sales efforts to our products.  We do not control our independent distributors, manufacturer’s sales representatives and joint ventures and they may not be successful in implementing our marketing plans. Our failure to maintain our existing relationships with our independent distributors, manufacturer’s sales representatives and joint ventures, or our failure to recruit and retain additional skilled independent distributors, manufacturer’s sales representatives and joint venture partners could have an adverse effect on our operations.

We have very limited staffing and will continue to be dependent upon key employees.

Our success is dependent upon the efforts of a small management team and group of employees.  Our future success will depend in large part on our ability to retain these individuals and identify, attract and retain other highly qualified managerial, technical, sales and marketing and customer service personnel. Competition for these individuals is intense, especially in the markets in which we operate.  We may not succeed in identifying, attracting and retaining these personnel.  Our current management, other than our President and Chief Executive Officer, does not have any material stock ownership in our company or any contractual obligation to maintain their employment with us.  The loss or interruption of services of any of our key personnel, including in particular our technical personnel; the inability to identify, attract or retain qualified personnel in the future; delays in hiring qualified personnel; or any employee slowdowns, strikes or similar actions could make it difficult for us to manage our business and meet key objectives, which could harm our business, financial condition and operating results.

We rely on our management information systems for inventory management, distribution and other functions.  If these information systems fail to adequately perform these functions or if we experience an interruption in their operation, our business and operating results could be adversely affected.

The efficient operation of our business is dependent on our management information systems.  We rely on our management information systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and to maintain our research and development data.  The failure of management information systems to perform as anticipated could disrupt our business and product development and could result in decreased sales, causing our business and operating results to suffer.  In addition, our management information systems are vulnerable to damage or interruption from natural or man-made disasters, terrorist attacks and attacks by computer viruses or hackers, or power loss or computer systems, Internet, telecommunications or data network failure.  Any such interruption could adversely affect our business and operating results.

Our reliance upon patents, trademark laws, trade secrets and contractual provisions to protect our proprietary rights may not be sufficient to protect our intellectual property from others who may sell similar products.

We hold patents relating to various aspects of our products and believe that proprietary technical know-how is critical to many of our products.  Proprietary rights relating to our products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets.  We cannot be certain that we will be issued any patents from any pending or future patent applications owned by or licensed to us or that the claims allowed under any issued patents will be sufficiently broad to protect our technology.  In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how.  Our competitors may initiate litigation to challenge the validity of our patents, or they may use their resources to design comparable products that do not infringe our patents.  We may incur substantial costs if our competitors initiate litigation to challenge the validity of our patents or if we initiate any proceedings to protect our proprietary rights and if the outcome of any such litigation is unfavorable to us, our business and operating results could be materially adversely affected.

In addition, we rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, and consultants.  These agreements may be breached and we may not have adequate remedies for any such breach.  Even if these confidentiality agreements are not breached, our trade secrets may otherwise become known or be independently developed by competitors.

If we are unable to continue to enhance existing products and develop and market new products that respond to customer needs and achieve market acceptance, we may experience a decrease in demand for our products, and our business could suffer.

One of our strategies is to enhance our existing products and develop and market new products that respond to customer needs.  We may not be able to compete effectively with our competitors unless we can keep up with existing or new products in the markets in which we compete.  Product development requires significant financial and other resources. Although in the past we have implemented lean manufacturing and other productivity improvement initiatives to provide investment funding for new products, no assurance can be provided that we will be able to continue to do so in the future.  Product improvements and new product introductions also require significant planning, design, development and testing at the technological, product, and manufacturing process levels and we may not be able to timely develop product improvements or new products.  Our competitors’ new products may beat our products to market, may be more effective or less expensive than our products or render our products obsolete.  Any new products that we may develop may not receive market acceptance or otherwise generate any meaningful net sales or profits for us relative to our expectations, based on, among other things, existing and anticipated investments in manufacturing capacity and commitments to fund advertising, marketing, promotional programs, and research and development.

We face intense competition in almost all of our product lines, including from competitors that have substantially greater resources than we do. No assurance can be provided that we will be able to compete effectively, which would harm our business and operating results.

Our products are sold in highly competitive markets throughout the world.  The principal competitive factors in our markets are pricing, product innovation, quality and reliability, product support and customer service and reputation.  We often compete with numerous manufacturers, many of which have substantially greater financial, marketing, and other resources than we do.  As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can.  In addition, competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines.  Our current products, products under development and our ability to develop new and improved products may be insufficient to enable us to compete effectively with our competitors.  No assurance can be provided that we will be able to compete effectively, which would harm our business and operating results.

Our dependence on key suppliers puts us at risk of interruptions in the availability of our products, which could reduce our net sales and adversely affect our operating results. In addition, increases in prices for raw materials and components used in our products could adversely affect our operating results.

We rely on a limited number of suppliers for certain raw materials and components used in our products. For reasons of quality assurance, cost effectiveness or availability, we procure certain raw materials and components from sole and limited source suppliers. We generally acquire such raw materials and components through purchase orders placed in the ordinary course of business, and as a result we do not have a significant inventory of these materials and components and do not have any guaranteed or contractual supply arrangements with many of these suppliers. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules, as well as manufacturing yields and costs. Suppliers of raw materials and components may decide, or be required, for reasons beyond our control to cease supplying raw materials and components to us or to raise their prices. Shortages of raw materials, quality control problems, production capacity constraints or delays by suppliers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such shortage, constraint or delay may result in delays in shipments of products or components, which could adversely affect our net sales and operating results. Increases in prices for raw materials and components used in our products could also adversely affect our operating results.

We are exposed to risks relating to our evaluation of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related and other recent regulations implemented by the SEC and the NASDAQ Stock Market, are creating challenges for publicly-held companies, including us. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our assessment of our internal control over financial reporting have required and will continue to require the expenditure of significant financial and managerial resources, especially since our management’s report on our internal control over financial reporting will be subject to attestation by our independent registered public accounting firm commencing with our fiscal year ending August 31, 2010.  Although our management concluded that our internal control over financial reporting was effective as of August 31, 2008, no assurance can be provided that our management will reach a similar conclusion as of a later date or that our independent registered public accounting firm will agree with management’s conclusions.

Our business is subject to a number of other miscellaneous risks that may adversely affect our operating results, financial condition or business.

Our business is subject to a number of other miscellaneous risks that may adversely affect our operating results, financial condition or business, such as natural or man-made disasters or global pandemics that may result in shortages of raw materials, higher commodity costs, an increase in insurance premiums and other adverse effects on our business; the continued threat of terrorist acts and war that may result in heightened security and higher costs for import and export shipments of components or finished goods; and the ability of our management to adapt to unplanned events.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in or incorporated by reference into this prospectus supplement and the accompanying prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Our forward-looking statements generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our business, results of operations, liquidity and financial condition.  In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue” or the negative of these words or other words and terms of similar meaning.

Forward-looking statements involve risks and uncertainties.  These uncertainties include factors that affect all businesses as well as matters specific to us.  Some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements include:  the effect of current worldwide economic conditions on our business; the effect of the significant downturn in the U.S. automotive industry on our business; our dependence on the success of our joint ventures and technical fees and dividend distributions that we receive from them; our relationships with our joint ventures and our ability to maintain those relationships; risks associated with our international operations and exposure to fluctuations in foreign currency exchange rates; fluctuations in the cost and availability of raw materials, including resins and other commodities; our investments in research and development efforts and our need for additional capital to support such efforts; acceptance of our existing and new products; increased competition; the success of our emerging new businesses; our reliance upon and our relationships with our distributors, independent sales representatives and corporate joint ventures; our reliance upon suppliers; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; the costs and effects of outstanding litigation; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others; and our reliance upon our management information systems.  We refer you to the section entitled “Risk Factors” included elsewhere in this prospectus supplement and in the accompanying prospectus and under similar sections in the documents we incorporate by reference herein and therein.

We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated.  Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described under the section entitled “Risk Factors” included elsewhere in this prospectus supplement and in the accompanying prospectus and under similar sections in the documents we incorporate by reference into this prospectus, as well as others that we may consider immaterial or do not anticipate at this time.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct.  We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except if we otherwise are required by law.  We advise you, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the SEC.

USE OF PROCEEDS

We expect the net proceeds from this offering to be up to approximately $3.2 million after deducting the placement agent fees, as described in “Plan of Distribution,” and other estimated offering expenses payable by us, which include legal, accounting, filing fee and various other fees and expenses associated with registering and listing the shares of our common stock offered in this offering. We intend to use the net proceeds from the sale of the shares offered under this prospectus supplement for general corporate purposes, including research and development to further our emerging businesses, and for working capital.  As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of the shares of our common stock offered in this offering.  Pending use of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.

DILUTION

Our net tangible book value on May 31, 2009 was approximately $22.8 million, or approximately $6.09 per share of common stock.  Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date.  Without taking into account any other changes in our net tangible book value after May 31, 2009, other than to give effect to our receipt of the estimated net proceeds from the sale of 480,000 shares of common stock at an offering price of $7.40 per share of common stock, less the placement agent fees and our estimated offering expenses, our net tangible book value as of May 31, 2009, after giving effect to the items above, would have been approximately $26.0 million, or $6.14 per share.  This represents an immediate increase in net tangible book value of $0.05 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $1.26 per share of common stock to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock		$7.40
Net tangible book value per share as of May 31, 2009	$6.09
Increase in net tangible book value per share attributable to this offering	$0.05
Pro forma net tangible book value per share as of May 31, 2009, after giving effect to this offering		$6.14
Dilution in net tangible book value per share to new investors in this offering		$1.26

The above table is based on 3,754,597 shares of our common stock outstanding as of May 31, 2009 and excludes, as of May 31, 2009:

•                  149,472 shares of our common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $8.04 per share;

•                  278,420 shares of our common stock available for future issuance under the Northern Technologies International Corporation 2007 Stock Incentive Plan; and

•                  89,157 shares of our common stock available for future issuance under the Northern Technologies International Corporation Employee Stock Purchase Plan.

To the extent that any of these options are exercised, new options or other equity incentive awards are issued under the Northern Technologies International Corporation 2007 Stock Incentive Plan or the Northern Technologies International Corporation Employee Stock Purchase Plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to the new investors.

DESCRIPTION OF OUR COMMON STOCK

In this offering, we are offering a maximum of 480,000 shares of common stock.  The following is a summary of the material terms of our common stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws.  Because it is a summary, it does not include all of the information that is included in our restated certificate of incorporation or amended and restated bylaws and applicable law.  The following description does not purport to be complete and is qualified by reference to our restated certificate of incorporation and amended and restated bylaws and applicable law.  For information on how to obtain copies of our restated certificate of incorporation and amended and restated bylaws, see the information below under the heading “Where You Can Find More Information” on page S-24 of this prospectus supplement

Authorized Capital Stock

We are authorized to issue 10,010,000 shares of capital stock, consisting of 10,000,000 shares of common stock, par value $0.02 per share, and 10,000 shares of preferred stock, no par value per share.  As of September 15, 2009, 3,759,180 shares of our common stock were issued and outstanding.  We currently do not have any issued and outstanding shares of preferred stock.

Voting

For all matters submitted to a vote of our stockholders, each holder of our common stock is entitled to one vote for each share registered in the holder’s name on our books. The common stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends

If our board of directors declares a dividend, holders of our common stock will receive payments from funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution

If we were to liquidate or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable

All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions

The holders of our common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.  Our charter and bylaws do not restrict the ability of a holder of our common stock to transfer his or her shares of common stock.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “NTIC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Anti Takeover Provisions of NTIC’s Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Certain provisions of our restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire our company, even if doing so would be beneficial to our stockholders.  These provisions include:

•              prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•              authorization of the issuance of additional shares of common stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•              restrictions on who may call a special meeting of our stockholders; and

•              advance notice procedures for stockholder proposals and director nominations.

We also are subject to Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15 percent or more of a corporation’s voting stock.  The existence of this provision could have anti takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Indemnification

Under the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by such person, and judgments, fines and amounts paid in settlement of such action, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Although the Delaware General Corporation Law permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper.  The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.  The Delaware General Corporation Law also provides for mandatory indemnification of any present or former director or officer against expenses to the extent such person has been successful in any proceeding covered by the statute.

In addition, the Delaware General Corporation Law provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

The Delaware General Corporation Law also allows a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under the Delaware General Corporation Law.  We maintain directors’ and officers’ liability insurance, including a reimbursement policy in favor of our company.

Article VII of our restated certificate of incorporation provides that each director and officer, past or present, of our company, and their respective heirs, administrators and executors, shall be indemnified by us in accordance with, and to the fullest extent provided by, the provisions of the Delaware General Corporation Law as may be amended from time to time.

Additionally, Article VII of our amended and restated bylaws provides that we shall indemnify any director, officer or employee and their respective heirs, administrators and executors against any and all judgments, penalties, fines, amounts paid in settlement and expenses incurred or imposed in connection with, or which result from, any proceeding in which such person is or may become involved by reason of being a director, officer or employee.  A proceeding means any actual, threatened or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other formal claim that could result or has resulted in personal liability, whether civil, criminal, administrative or investigative.  In connection with a proceeding, we may advance expenses to the director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such advance if it shall ultimately be determined that such person is not entitled to indemnification by our company.

Article VIII of our amended and restated bylaws gives us the express authority to enter into such agreements as our board of directors deems appropriate for the indemnification of present of future directors and officers of our company.  We have entered into agreements with our directors and officers regarding indemnification, in addition to indemnification provided for in our restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law.  Under these agreements, we are required to indemnify our current and former directors and officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors or officers.  We will be obligated to pay these amounts only if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director or officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Elimination of Director Liability

Our restated certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty by such director as a director.  The foregoing does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 29, 2009.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of September 18, 2009, with Next Generation Equity Research, LLC, as placement agent which we refer to as the placement agency agreement.  Subject to the terms and conditions contained in the placement agency agreement, Next Generation Equity Research, LLC has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the securities, but the placement agent has agreed to use its reasonable best efforts to arrange for the direct sale of all of the securities in this offering pursuant to this prospectus supplement and the accompanying prospectus. There is no requirement that any minimum number of shares of common stock or dollar amount of shares of common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares of common stock being offered.

We negotiated the price for the common stock offered in this offering with the investors.  The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us, our counsel and our independent registered public accounting firm.

We currently anticipate that the closing of this offering will take place on or about September 23, 2009. On the closing date, the following will occur:

•              we will receive funds in the amount of the aggregate purchase price;

•              the placement agent will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

•              we will deliver the shares of common stock to the investors.

In connection with this offering, the placement agent may distribute this prospectus supplement and the accompanying prospectus electronically.

We will pay the placement agent an aggregate cash fee of 6.5% of the gross proceeds from the sale of the common stock in this offering. We also will reimburse the placement agent for legal and other expenses incurred by it in connection with this offering, up to an aggregate amount of $65,000.

Under no circumstances will the total compensation paid to the placement agent or any other member of FINRA or independent broker-dealer exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to this prospectus supplement and the accompanying prospectus.

The estimated offering expenses payable by us, in addition to the aggregate fee of $230,880 due to the placement agent, are approximately $370,380 which includes legal, accounting and filing fees and various other fees and expenses associated with registering the securities and listing the common stock. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $3.2 million if the maximum number of shares of common stock are sold.

The following table shows the per share and total fees we will pay to the placement agent in connection with the sale of shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby..

Per share placement agent fees	$0.481
Maximum offering total fees	$230,880

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We also have agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We, along with our executive officers and directors, and Inter Alia Holding Company, our largest shareholder, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of ninety (90) days after the offering as set forth in the placement agency agreement.

A copy of the placement agency agreement and the form of subscription agreement we entered into with the investors will be included as exhibits to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The placement agent has informed us that it will not engage in over allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock to be issued in this offering is Wells Fargo Shareowner Services.

Our common stock is traded on the NASDAQ Global Market under the symbol “NTIC.”

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.  The placement agent is being represented in connection with this offering by K&L Gates LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended August 31, 2008 have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website.  We also maintain a website at http://www.ntic.com, which provides additional information about our company.  The content of our website or any other website, however, are not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.  Our website address is included as an inactive textual reference only.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus supplement or the accompanying prospectus. A copy of the registration statement can be obtained at the address set forth above or from the SEC’s Internet site. You should read the registration statement for further information about us and these securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Information in documents that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering.

•                  Our annual report on Form 10-K for the fiscal year ended August 31, 2008;

•                  Our quarterly reports on Form 10-Q for the quarters ended November 30, 2008, February 28, 2009 and May 31, 2009;

•                  Our current reports on Form 8-K as filed with the SEC on November 24, 2008 and May 7, 2009; and

•                  The description of our common stock contained in our registration statement on Form 8-A/A as filed with the SEC on September 11, 2009, and including any other amendments or reports filed for the purpose of updating that description.

We are not, however, incorporating by reference any documents or portions of documents that are not deemed “filed” with the SEC.

Information contained in this prospectus supplement supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Northern Technologies International Corporation

4201 Woodland Road

Circle Pines, MN 55014

Attention: Chief Financial Officer

Telephone: (763) 225-6637

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference as described above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this any prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation..

PROSPECTUS

$50,000,000

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

Common Stock

Warrants

Units

We may offer and sell from time to time up to $50,000,000 in total of any combination of the securities described in this prospectus, either individually or in units.  We may also offer common stock upon the exercise of warrants. Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  This prospectus may not be used to offer and sell securities without a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in the applicable prospectus supplement.

Our common stock is traded on the NASDAQ Global Market under the symbol “NTIC.” On January 14, 2009, the closing sale price of our common stock on the NASDAQ Global Market was $7.37 per share.  None of our other securities are currently publicly traded.  As of January 14, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was $19,377,189, based on 3,740,970 shares of outstanding common stock, of which 2,629,198 shares were held by non-affiliates, and a per share price of $7.37 based on the closing sale price of our common stock on that date.  We have not offered any securities during the period of 12 calendar months immediately prior to, and including, the date of this prospectus pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves a high degree of risk.  We refer you to the section entitled “Risk Factors” of this prospectus on page 3 and in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2009

S-i

SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or all of the information that may be important to you.  Accordingly, please read carefully this entire prospectus, the prospectus supplement delivered with this prospectus and the documents incorporated by reference before making an investment decision.

Except as otherwise indicated by the context, references in this prospectus to “NTIC,” “we,” “us” or “our” are references to Northern Technologies International Corporation.

Our Company

We develop, market and sell proprietary environmentally responsible materials science based products and technical services directly and via a network of independent distributors, manufacturers’ representatives and joint ventures in over 50 countries.  Our primary business line is corrosion prevention; however, we just recently launched a bio-plastics product line and are in various stages of development with respect to other emerging businesses.

Corrosion Prevention.  Our rust and corrosion inhibiting products and services, which we have been selling for over 25 years, are designed primarily for the automotive, electronics, electrical, mechanical, military and retail consumer markets and are sold under the brand names Zerust® and EXCOR®.  We also offer direct, worldwide on-site technical support on rust and corrosion issues.  In North America, we market our technical services and Zerust® products principally to industrial users by a direct sales force and through a network of independent distributors and sales representatives.  Our technical service representatives work directly with the end users of our products to analyze their specific needs and develop systems to meet their technical requirements.

Bio-Plastics.  In fiscal 2008, we began to sell bio-based and biodegradable (compostable) polymer resin compounds and products under the Natur-Tec® brand.  These products are intended to reduce our customers’ carbon footprint and provide environmentally sound disposal options.  In recent years, a combination of market drivers, such as higher petroleum prices, a desire to reduce dependence on foreign oil, increased environmental awareness at the consumer level and regulations banning the use of traditional, petroleum-based plastics, have led to interest in sustainable, renewable resource-based and compostable alternatives to traditional plastics.  Our Natur-Tec® bio-based and biodegradable plastics are manufactured using our patented and/or proprietary technologies and are intended to replace conventional petroleum-based plastics. Our Natur-Tec® bioplastics portfolio includes flexible film, foam, rigid injection molded materials and engineered plastics. Natur-Tec® biodegradable and compostable finished products include shopping and grocery bags, lawn and leaf bags, can liners, pet waste collection bags, cutlery, packaging foam and coated paper products and are engineered to be fully biodegradable in a composting environment.  Unlike competing plastic products claiming to be “degradable” or “oxo-degradable” that only break down into smaller plastic fragments, our Natur-Tec® products are designed to completely biodegrade within 180 days in accordance with the ASTM D6400 standard for compostable plastics and are certified 100 percent biodegradable and compostable by the Biodegradable Products Institute.

Other Emerging Businesses.  We are engaged in scientific research and development programs in the areas of materials science and corrosion protection.  Our research and development investments are intended to build on our current environmentally responsible corrosion technologies and provide for a portfolio of new environmental technology offerings.  Specifically, our research and development efforts focus on developing additional biodegradable and compostable plastics products, process technology and equipment to convert plastic waste into crude oil and the application of new and existing corrosion inhibiting technology to the oil and gas industry.  We intend to distribute and sell products incorporating these new technologies through our North American operations, our existing joint ventures and new joint ventures.

We are a Delaware corporation that was originally organized as a Minnesota corporation in 1970.  Our principal executive office is located at 4201 Woodland Road, Circle Pines, Minnesota 55014 and our telephone number is (763) 225-6600.  Our website is located at www.ntic.com.  The information on our website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.  Our website address is included as an inactive textual reference only.

NTIC, the NTIC logo, Zerust and Natur-Tec are our trademarks.  This prospectus and the documents we incorporate by reference into this prospectus may also contain trademarks and trade names of others.

Securities We are Offering

We may offer any of the following securities from time to time:

•                  shares of our common stock;

•                  warrants to purchase shares of our common stock; or

•                  units comprised of shares of our common stock and warrants to purchase our common stock, or any combination.

We may also offer common stock upon the exercise of warrants.  When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.  The total dollar amount of all securities that we may issue will not exceed $50,000,000.  This prospectus, including the following summary, describes the general terms that may apply to the securities.  The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.  This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Common Stock.  We may offer shares of our common stock.  Our common stock currently is traded on the NASDAQ Global Market under the symbol “NTIC.”

Warrants.  We may offer warrants to purchase shares of our common stock.  For any particular warrants we offer, the applicable prospectus supplement will describe the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms.  We may issue the warrants under warrant agreements between us and one or more warrant agents.

Units.  We may offer units comprised of shares of our common stock and warrants to purchase our common stock, or any combination.  For any particular units we offer, the applicable prospectus supplement will describe the units, the securities that comprise the units and any other specific terms.  We may issue the units under unit agreements between us and one or more unit agents.

Listing.  If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under the section entitled “Risk Factors” in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus before making an investment decision. The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Special Note Regarding Forward-Looking Statements” immediately below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included in or incorporated by reference into this prospectus and any accompanying prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Our forward-looking statement generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our business, results of operations, liquidity and financial condition.  In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue” or the negative of these words or other words and terms of similar meaning.

Forward-looking statements involve risks and uncertainties.  These uncertainties include factors that affect all businesses as well as matters specific to us.  Some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements include:  the effect of current worldwide economic conditions on our business; the effect of the significant downturn in the U.S. automotive industry on our business; our dependence on the success of our joint ventures and technical fees and dividend distributions that we receive from them; our relationships with our joint ventures and our ability to maintain those relationships; risks associated with our international operations and exposure to fluctuations in foreign currency exchange rates; fluctuations in the cost and availability of raw materials, including resins and other commodities; our investments in research and development efforts and our need for additional capital to support such efforts; acceptance of our existing and new products; increased competition; the success of our emerging new businesses; our reliance upon and our relationships with our distributors, independent sales representatives and corporate joint ventures; our reliance upon suppliers; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; the costs and effects of outstanding litigation; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others; and our reliance upon our management information systems.  We refer you to the section entitled “Risk Factors” included elsewhere in this prospectus and in the accompanying prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated.  Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above and under the section entitled “Risk Factors” included elsewhere in this prospectus and in the accompanying prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus, as well as others that we may consider immaterial or do not anticipate at this time.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct.  We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except if we otherwise are required by law.  We advise you, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the Securities and Exchange Commission.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any one or more or a combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000 (or its equivalent based on the applicable exchange rate at the time of the sale in one or more foreign currencies, currency units or composite currencies that we may designate). We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.  If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement.  You should read carefully both this prospectus and the applicable prospectus supplement together with the documents we incorporate by reference into this prospectus as described below under the heading “Incorporation of Certain Documents By Reference” before making an investment decision.

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for general research and development and for working capital to further our bioplastics and other emerging businesses.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

Pending use of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.  We may also set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the securities that we may offer under this prospectus. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law.  This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law.  For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

Authorized.  We currently have authority to issue up to 10,000,000 shares of common stock, $0.02 par value per share. As of January 14, 2009, we had 3,750,970 shares of common stock outstanding.  We may amend from time to time our certificate of incorporation to increase the number of authorized shares of common stock.  Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable.  All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on the NASDAQ Global Market under the symbol “NTIC.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrant agreements and warrant certificate are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General.  We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.  We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants if we elect to use a warrant agent.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                  the offering price and aggregate number of warrants offered;

•                  the currency for which the warrants may be purchased;

•                  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                  the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                  the terms of any rights to redeem or call the warrants;

•                  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                  the dates on which the right to exercise the warrants will commence and expire;

•                  the manner in which the warrant agreement and warrants may be modified;

•                  federal income tax consequences of holding or exercising the warrants;

•                  the terms of the securities issuable upon exercise of the warrants; and

•                  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants.  Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., New York City time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants.  Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Units

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General.  We may issue, in one more series, units comprised of shares of our common stock and warrants to purchase common stock or any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement.  We may issue the units under a unit agreement between us and one or more unit agents.  If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units.  We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•                  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions of the governing unit agreement that differ from those described below; and

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our common stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and warrants to purchase our common stock.

Enforceability of Rights by Holders of Units.  Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Certain Effects of Authorized But Unissued Stock

We have shares of common stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Market. We may use these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock.  The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Delaware Law and Charter and Bylaw Provisions

Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15 percent or more of the corporation’s voting stock.  This provision could have the effect of delaying or preventing a change in control of our company.

Indemnification. Our charter and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

In addition, we have entered into agreements with our directors and officers regarding indemnification, in addition to indemnification provided for in our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law.  Under these agreements, we are required to indemnify our current and former directors and officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors or officers.  We will be obligated to pay these amounts only if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director or officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Stockholder Action; Special Meeting of Stockholders. Our bylaws provide that any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws also provide that special meetings of stockholders may only be called by the president and shall be called by the president or secretary at the request in writing of stockholders owning a majority in the amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our board of directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6 of Form S-3, we are permitted to use the registration statement of which this prospectus forms a part to sell a maximum amount of securities equal to one-third (33.33 percent) of the aggregate market value our outstanding, publicly held voting and non-voting common equity in any 12 month period. We may, from time to time, offer the securities registered hereby up to this maximum amount.

We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

•                  to or through underwriters or dealers; or

•                  directly to purchasers, including our affiliates.

•                  through agents;

•                  through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•                  through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•                  the type and amount of securities we are offering;

•                  the purchase price of our securities being offered and the net proceeds we will receive from the sale;

•                  the method of distribution of the securities we are offering;

•                  the name or names of any agents, underwriters or dealers;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any underwriting discounts and commissions or agency fees and commissions and other items constituting underwriters’ or agents’ compensation;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchanges on which such securities may be listed.

Sale Through Underwriters or Dealers

If we use an underwriter or underwriters in the sale of securities offered by this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

Sale Through Dealers

If we use dealers in the sale of the securities offered by this prospectus, we or an underwriter will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will set forth the names of the dealers and the terms of the transactions.

Direct Sales

We may directly solicit offers to purchase the securities offered by this prospectus. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Sales Through Agents

Securities also may be offered and sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.  Any agent may be deemed to be an underwriter within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, but in all cases those institutions must be approved by us.  The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject.  The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our common stock is listed on the NASDAQ Global Market.  Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Global Market, subject to official notice of issuance. Unless the applicable prospectus supplement states otherwise, each other class or series of securities issued will be a new issue and will have no established trading market. We may elect to list any other class or series of securities on an exchange, but we are not currently obligated to do so. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect to such liabilities.  The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.  We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved.  Any lockup arrangements will be set forth in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended August 31, 2008 have been so incorporated in reliance on the report of Virchow, Krause & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website.  We also maintain a website at http://www.ntic.com, which provides additional information about our company.  The content of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.  Our website address is included as an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including certain exhibits and schedules and the information incorporated by reference, contains more information than this prospectus regarding us and our securities. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

•                  Our annual report on Form 10-K for the fiscal year ended August 31, 2008;

•                  Our quarterly report on Form 10-Q for the quarter ended November 30, 2008;

•                  Our current report on Form 8-K as filed with the SEC on November 24, 2008; and

•                  The description of our common stock contained in our registration statement on Form 8-A dated June 26, 2008, and including any other amendments or reports filed for the purpose of updating that description.

We are not, however, incorporating by reference any documents or portions of documents that are not deemed “filed” with the SEC.

Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Northern Technologies International Corporation

4201 Woodland Road

Circle Pines, MN 55014

Attention: Chief Financial Officer

Telephone: (763) 225-6637

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

$50,000,000

Common Stock

Warrants

Units

PROSPECTUS

January 15, 2009